CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the inclusion in the Prospectus constituting part of this Registration Statement on Form S-1 of my report dated January 12, 2010 relating to the consolidated financial statements of Sea Star Group, Inc. for the period ending December 31, 2008 and 2007 which appear in such Prospectus. I also consent to the reference to me under the heading of Named Experts and Counsel in such Prospectus.

1/21/2010

Traci J. Anderson, CPA